 Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Vivakor, Inc. on Form S-8 of our report dated May 24, 2023 with respect to our audit of the consolidated financial statements of Vivakor, Inc. as of December 31, 2022 and for the year then ended appearing in the Annual Report on Form 10-K of Vivakor, Inc for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

Houston, Texas

February 9, 2024